EXHIBIT 4

Published Transaction CUSIP Number: C8372EAC3

Published Revolver CUSIP Number: C8372EAD1

FIRST AMENDMENT AGREEMENT

This FIRST AMENDMENT AGREEMENT (this “Amendment”) is made as of the 18th day of March, 2013 among:

(a) SHERWIN-WILLIAMS CANADA INC., a Canadian federal corporation (the “Borrower”);

(b) THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Guarantor”, and together with the Borrower, collectively, the “Obligors” and, individually, each an “Obligor”);

(c) the Lenders, as defined in the Credit Agreement, as hereinafter defined;

(d) KEYBANK NATIONAL ASSOCIATION, as sole book runner, joint lead arranger and administrative agent for the Lenders under the Credit Agreement (the “Agent”);

(e) PNC BANK, NATIONAL ASSOCIATION, as joint lead arranger and syndication agent; and

(f) ROYAL BANK OF CANADA, as joint lead arranger and documentation agent.

WHEREAS, the Borrower, the Guarantor, the Agent and the Lenders are parties to that certain Credit Agreement, dated as of June 29, 2012, that provides, among other things, for loans aggregating Seventy-Five Million Canadian Dollars (CAD 75,000,000), all upon certain terms and conditions (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”);

WHEREAS, the Borrower, the Guarantor, the Agent and the Lenders desire to amend the Credit Agreement to increase the amount of the credit facility and add an additional Lender thereto, reallocate the commitments among the Lenders to accommodate the increase in size of the credit facility, and modify certain other provisions of the Credit Agreement;

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and

WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Guarantor, the Agent and the Lenders agree as follows:

1. Amendment to Introduction. The introductory paragraph to the Credit Agreement is hereby amended to add the following new subpart (g) at the end thereof (preceded by the addition of an “; and” in place of the period):

(g) ROYAL BANK OF CANADA, as Joint Lead Arranger and Documentation Agent.

2. Amendment to Defined Terms in the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended to delete the definitions of “Commitment” and “Maturity Date” therefrom and to insert in place thereof, respectively, the following:

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.06, increased from time to time pursuant to Section 2.06 or reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. As of the First Amendment Effective Date, the aggregate amount of the Lenders’ Commitments is CAD 150,000,000.

“Maturity Date” means March 17, 2018, or, with respect to any Commitment that has been extended, such later date as determined pursuant to Section 2.06(b).

3. Addition to Defined Terms in the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended to add the following new definition thereto:

“First Amendment Effective Date” means March 18, 2013.

4. Amendment to Increase of Commitments. Section 2.06 of the Credit Agreement is hereby amended to delete the first six lines of subsection (c) therefrom and to insert in place thereof the following:

(c) Increase of Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Agent, increase the Commitments up to a maximum aggregate amount of CAD 200,000,000 with additional Commitments from any existing Lender or from any other financial institution selected by the Guarantor and reasonably acceptable to the Agent and the Borrower; provided that:

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5. Amendment to Other Agents Provisions. Article VIII of the Credit Agreement is hereby amended to delete Section 8.08 therefrom and to insert in place thereof the following:

Section 8.08. Other Agents. The financial institutions identified on the cover page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Joint Lead Arranger”, “Syndication Agent”, “Bookrunner” or “Documentation Agent” (collectively, the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than, in the case of a Lender, those applicable to all Lenders as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

6. Amendment to Schedule 2.01. The Credit Agreement is hereby amended to delete Schedule 2.01 (Commitments) therefrom and to insert in place thereof a new Schedule 2.01 in the form of Schedule 2.01 hereto.

7. Reallocation of Outstanding Amounts. On the First Amendment Effective Date, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal with respect thereto as shall be necessary, in the opinion of the Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitments as set forth in the revised Schedule 2.01 hereto.

8. Closing Deliveries. Concurrently with the execution of this Amendment, the Borrower shall:

(a) execute and deliver to the Agent, for delivery to each Lender requesting a Revolving Note, a new Revolving Note in the amount specified in Schedule 2.01 hereto, provided that any Lender requesting a new Revolving Note shall promptly return to the Borrower its existing Revolving Note (or an affidavit and indemnity that such Revolving Note is lost, in form and substance reasonably satisfactory to the Borrower);

(b) deliver to the Agent favorable written opinions (addressed to the Agent and the Lenders and dated the First Amendment Effective Date) of (i) Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary of the Guarantor, (ii) Jones Day relating to the Borrower, the Guarantor, this Amendment and the transactions contemplated hereby, and (iii) Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Agent and its counsel;

(c) deliver to the Agent such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of each Obligor, the authorization of the transactions contemplated hereby and any other legal matters relating to each Obligor, this Amendment or the transactions

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contemplated hereby, all in form and substance reasonably satisfactory to the Agent and its counsel;

(d) deliver to the Agent a certificate, dated the First Amendment Effective Date and signed by the President, a Vice President or a Financial Officer of each Obligor, confirming (i) the representations and warranties of each Obligor set forth in this Amendment shall be true and correct in all material respects on and as of the First Amendment Effective Date, and (ii) no Default shall have occurred and be continuing as of the First Amendment Effective Date;

(e) execute and deliver to the Agent, for its sole benefit, the First Amendment Agent Fee Letter and pay to, or cause to be paid to, the Agent, for its sole account, the fees stated therein;

(f) execute and deliver to the Agent the First Amendment Closing Fee Letter, and pay to, or cause to be paid to, the Agent, for the benefit of the Lenders, the fees stated therein; and

(g) pay, or caused to be paid, all legal fees and expenses of the Agent in connection with this Amendment and any other Loan Documents, in each case, to the extent invoiced to the Guarantor at least two days prior to the First Amendment Effective Date.

9. Royal Bank of Canada as a Lender. By executing this Amendment, Royal Bank of Canada (“RBC”) represents and warrants to the Borrower, the Guarantor, the Agent and the Lenders that (a) it meets the requirements to be an assignee as set forth in Section 10.04(b) of the Credit Agreement; (b) it is able to fund the Loans as required by the Credit Agreement; (c) it will perform, in accordance with their terms, all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender thereunder; and (d) it has reviewed each of the Loan Documents. RBC appoints the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof. On the First Amendment Effective Date, after execution of this Amendment, RBC shall become and thereafter be deemed to be a “Lender” for the purposes of the Credit Agreement and the other Loan Documents, and shall be bound thereby as if it were an original signatory thereto. All notices, requests, demands and other communications provided for under the Credit Agreement to RBC, mailed or delivered to it, shall be addressed to it at the address set forth in its Administrative Questionnaire, or at such other address as shall be designated by RBC in a written notice to each of the other parties.

10. Representations and Warranties. The Borrower and the Guarantor hereby represent and warrant to the Agent and the Lenders that, as of the First Amendment Effective Date; (a) each Obligor has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind each Obligor with respect to the provisions hereof; (c) the execution and delivery hereof by each Obligor and the performance and observance by each Obligor of the provisions hereof do not violate any applicable law or regulation or the charter, by-laws or other

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organizational documents of each Obligor or any order of any Governmental Authority and will not result in a material violation of or default under any indenture or other material agreement or instrument binding upon the Guarantor or any of its Subsidiaries or their assets; (d) no Default or Event of Default exists, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) each of the representations and warranties contained in the Credit Agreement (other than the representations and warranties contained in Sections 3.04(b) and 3.06 of the Credit Agreement) is true and correct in all material respects, except to the extent that any such representation or warranty expressly states that it relates to an earlier date (in which case such representation or warranty is true and correct in all material respects as of such earlier date); (f) this Amendment constitutes a legal, valid and binding obligation of each Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (g) except as disclosed in the Guarantor’s periodic reports filed since December 31, 2012 under the Securities Exchange Act of 1934, since December 31, 2012, there has been no event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

11. References to Credit Agreement and Ratification. Each reference to the Credit Agreement that is made in the Credit Agreement or any other Loan Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as otherwise specifically provided herein, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.

12. Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

13. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

14. Severability. Any provision of this Amendment that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

[Remainder of page intentionally left blank.]

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JURY TRIAL WAIVER. THE BORROWER, THE GUARANTOR, THE AGENT AND THE LENDERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE GUARANTOR, THE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

SHERWIN-WILLIAMS CANADA INC. as the Borrower

By:	/s/ Sean P. Hennessy
Sean P. Hennessy
Vice President and Treasurer

THE SHERWIN-WILLIAMS COMPANY as the Guarantor

By:	/s/ Sean P. Hennessy
Sean P. Hennessy
Senior Vice President - Finance and Chief Financial Officer

Signature Page 1 of 4 to

First Amendment Agreement

KEYBANK NATIONAL ASSOCIATION
as the Agent and as a Lender

By:	/s/ Marianne T. Meil
Marianne T. Meil
Senior Vice President

Signature Page 2 of 4 to

First Amendment Agreement

PNC BANK CANADA BRANCH

By:	/s/ Nazmin Adatia
Nazmin Adatia
Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Christian S. Brown
Christian S. Brown
Senior Vice President

Signature Page 3 of 4 to

First Amendment Agreement

ROYAL BANK OF CANADA

By:	/s/ Thomas Paton
Thomas Paton
Authorized Signatory

Signature Page 4 of 4 to

First Amendment Agreement

SCHEDULE 2.01

COMMITMENTS

LENDERS	APPLICABLE PERCENTAGE	COMMITMENT
KeyBank National Association	33.34%	CAD	50,000,000
PNC Bank Canada Branch	33.33%	CAD	50,000,000
Royal Bank of Canada	33.33%	CAD	50,000,000

Total	100%	CAD	150,000,000

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